As filed with the Securities and Exchange Commission on January 14, 2005
                                                 Registration No. 333-__________
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                ----------------

                               EP MedSystems, Inc
             (Exact name of Registrant as specified in its charter)

           New Jersey                                         22-32122190
(State or other jurisdiction of                             (I.R.S. Employer
 incorporation or organization)                             Identification No.)

                         575 Route 73 North, Building D
                          West Berlin, New Jersey 08091
                                 (856) 753-8533
                    (Address of principal executive offices)
                             -----------------------

              2002 Stock Option Plan as amended by First Amendment
                            (Full title of the plan)
                             -----------------------

                                Reinhard Schmidt
                             Chief Executive Officer
                               EP MedSystems, Inc.
                         575 Route 73 North, Building D
                          West Berlin, New Jersey 08091
                     (Name and address of agent for service)

                                 (856) 753-8533
          (Telephone number, including area code, of agent for service)
                             -----------------------
                                    Copy to:

                           Salvatore J. Vitiello, Esq.
                       Heller Ehrman White & McAuliffe LLP
                              120 West 45th Street
                          New York, New York 10036-4041
                           Telephone - (212) 832-8300

               (Calculation of Registration Fee on following page)


---------------------------------------------------------------------------------------------------------------------
                                           CALCULATION OF REGISTRATION FEE
                                                                      Proposed
                                                                      maximum          Proposed
                                                                      offering         maximum
      Title of each class of securities           Amount to be        price per        aggregate        Amount of
              to be registered                    registered(1)        share         offering price  registration fee
---------------------------------------------- ------------------- --------------- ----------------- -----------------

2002 Stock Option Plan
   Common Stock,
   No par value...........................         655,000 Shares     $2.41 (2)       $1,578,550         $185.80
   Common Stock,
   No par value...........................         345,000 Shares     $3.485 (3)      $1,202,325         $141.51
                                            ----------------------                 ----------------- -----------------

                  TOTAL                          1,000,000 Shares                     $2,780,875         $327.31
                  -----


-----------------------
(1) This registration statement shall also cover any additional shares of common stock which become issuable under any of the plans being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant's outstanding shares of common stock.

(2) Computed in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act") solely for the purpose of calculating the registration fee. Computation based on the weighted average per share exercise price (rounded to nearest cent) of outstanding options under the referenced plan, the shares issuable under which are registered hereby.

(3) Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The computation with respect to unissued options is based upon the average high and low sale prices of the common stock as reported on the Nasdaq National Market on January 12, 2005.

                                     PART I
               INFORMATION REQUIRED IN THE SECTION 10(a)PROSPECTUS

Section 10(a) Prospectus The documents containing the information specified in
Part I of this Form S-8 will be given to option holders under the 2002 Stock Option Plan pursuant to Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not being, filed by EP MedSystems, Inc. (the "Company") as a part of this Form S-8 or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents, together with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

         The following documents filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference:

         (a) The registrant's Annual Report on Form 10-KSB for the fiscal year ended 2003 filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), which contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed.

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above.

         (c) The description of the registrant's common stock contained in the registrant's Registration Statement on Form 8-A filed with the Commission under
Section 12 of the Exchange Act on April 19, 1996, including any amendment or report filed for the purpose of updating such description.

         All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.           Description of Securities.  Not applicable.
                  -------------------------

Item 5.           Interests of Named Experts and Counsel.  Not applicable.
                  --------------------------------------

Item 6.           Indemnification of Directors and Officers.

         Section 14A:3-5 of the New Jersey Business Corporation Act, as amended (the "BCA"), sets forth the extent to which a corporation may indemnify its directors, officers and employees. More specifically, such law empowers a corporation to indemnify a corporate agent against his or her expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his or her being or having been a corporate agent if (a) the corporate agent acted in good faith or in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his or her conduct was unlawful. For purposes of such law, the term "corporate agent" includes any present or former director, officer, employee or agent of the indemnifying corporation or of any constituent corporation absorbed by the indemnifying corporation in a consolidation or merger, and a person serving as a "corporate agent" at the request of the corporation for any other enterprise, or the legal representative of any such director, officer, trustee, employee or agent. For purposes of this Section, "proceeding" means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit, or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding.

         With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his or her expenses (but not his or her liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his or her being or having been a corporate agent if the agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. However, only a court can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable to the corporation.

         The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the board of directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or
(iii) by the securityholders.

         A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him or her the requested indemnification. In advance of the final disposition of a proceeding, the board of directors may direct the corporation to pay an agent's expenses if the agent agrees to repay the expenses in the event that it is ultimately determined that he is not entitled to indemnification.

         Our certificate of incorporation and by-laws provide that we may indemnify our directors, officers, Scientific Advisory Board members, employees and other agents to the fullest extent permitted by New Jersey law, provided that such persons acted in good faith and in a manner reasonably believed to be in our best interest and, with respect to any criminal proceeding, had no reasonable cause to believe such conduct was unlawful. We also maintain liability insurance for our officers and directors. There can be no assurance, however, that we will be able to maintain such insurance on reasonable terms.

         In addition, Section 14A:2-7 of the BCA provides that a New Jersey corporation may include within its certificate of incorporation provisions eliminating or limiting the personal liability of its directors and officers in shareholder actions brought to obtain damages for alleged breaches of fiduciary duties, as long as the alleged acts or omissions did not involve a breach of a duty of loyalty to the corporation or its securityholders, were performed in good faith, did not involve a knowing violation of law or result in an improper personal benefit.

         Our certificate of incorporation and by-laws provide that our directors will not be personally liable to us or our securityholders for damages for breach of any duty owed to us or our securityholders, except for liabilities arising from any breach of duty based upon an act or omission (i) in breach of the duty of loyalty to us, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such director or officer of an improper personal benefit.

Item 7.           Exemption from Registration Claimed.  Not applicable.
                  -----------------------------------

Item 8.           Exhibits.

Exhibit
Number
------
5.1           Opinion of Heller Ehrman White & McAuliffe LLP.
10.1          2002 Stock Option Plan as amended by the First Amendment. (1)
23.1          Consent of Heller Ehrman White & McAuliffe LLP (included in
              Exhibit 5.1).
23.2          Consent of Grant Thornton LLP.
23.3          Consent of PricewaterhouseCoopers LLP.
24.1          Powers of Attorney (see p. 8).
-------------
(1)      Incorporated by reference from EP MedSystems' Proxy
         Statement for the Annual Meeting of Shareholders held on December 22, 2004, previously filed with the Securities and Exchange Commission on November 24, 2004.

Item 9.           Undertakings.

         The undersigned registrant hereby undertakes that it will:

                  (1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

                  (2) for determining liability under the Securities Act, treat each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                            [Signature Pages Follow]

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Berlin, State of New Jersey, on January 14, 2005.

                                      EP MedSystems, Inc


                                      By: /s/ Reinhard Schmidt
                                          ------------------------
                                          Reinhard Schmidt
                                          President, Chief Executive Officer and
                                          Director

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Reinhard Schmidt and Matthew C. Hill, jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      Signature                                         Title                                       Date
      ---------                                         -----                                       ----

/s/ Reinhard Schmidt                       President, Chief Executive Officer and            January 14, 2005
---------------------                      Director (Principal Executive Officer)
Reinhard Schmidt

/s/ Matthew C. Hill                        Chief Financial Officer (Principal                January 14, 2005
---------------------                      Financial and Accounting Officer)
Matthew C. Hill

/s/ David Jenkins                          Director and Chairman of the Board                January 14, 2005
---------------------
David Jenkins

/s/ Richard C. Williams                    Director                                          January 14, 2005
-------------------------
Richard C. Williams

/s/ Paul L. Ray                            Director                                          January 14, 2005
---------------------
Paul L. Ray

/s/ Abhijeet Lele                          Director                                          January 14, 2005
---------------------
Abhijeet Lele


                                INDEX TO EXHIBITS


Exhibit
Number
------
 5.1       Opinion of Heller Ehrman White & McAuliffe LLP.

10.1       2002 Stock Option Plan as amended by the First Amendment. (1)

23.1       Consent of Heller Ehrman White & McAuliffe LLP (included in
           Exhibit 5.1).

23.2       Consent of Grant Thornton LLP.

23.3       Consent of PricewaterhouseCoopers LLP.

24.1       Powers of Attorney (see p. 8).

--------------
(1) Incorporated by reference from EP MedSystems' Proxy Statement for the Annual Meeting of Shareholders held on December 22, 2004, previously filed with the Securities and Exchange Commission on November 24, 2004.